Exhibit 99.1

News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2011 THIRD Quarter Results

For Further Information Contact:

     Jonathon M. Singer

     Senior Vice President, CFO

     708-441-8311

     jsinger@landauerinc.com

GLENWOOD, Ill.— August 9, 2011—Landauer, Inc. (NYSE: LDR), a recognized global leader in personal and environmental radiation monitoring and the leading domestic provider of outsourced medical physics services, today reported financial results for its fiscal 2011 third quarter ended June 30, 2011.

Fiscal 2011 Third Quarter Highlights

▪	Revenue grew 11 percent to $29.2 million on contribution from Medical Physics segment and international growth, primarily due to favorable exchange.
▪	Gross profit grew 6 percent to $17.1 million on increased revenue and mix.
▪	Operating income declined 2 percent to $7.8 million on increased selling, general and administrative spending to support long-term growth.
▪	Net income declined 10 percent to $5.5 million, or $0.59 per diluted share due to non-recurring prior year tax benefits.
▪	Acquisition to expand imaging physics offering in the Southeast for Medical Physics segment completed on July 1, 2011.
▪	United States Army awarded multi-year contract for Landauer’s Radwatch solution to upgrade their tactical dosimetry capabilities.

“This quarter we achieved several significant milestones against our long-term strategic priorities,” stated Bill Saxelby, President and CEO of Landauer. “The selection of Landauer’s Radwatch solution to upgrade the US Army’s tactical dosimetry capabilities validates the superiority of the solution we have developed, with our partners, for the Military and First Responders markets. Several of our initiatives in these markets have made solid progress and are advancing through the funding process.”

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Landauer, Inc. 2 Science Road Glenwood, Illinois 60425-1586 Telephone: 708.755.7000 landauerinc.com

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Saxelby added, “We continued to gain traction with our Medical Physics business which provided a positive contribution to our operating earnings performance. We advanced our geographic expansion with the acquisition of a leading imaging physics practice in the Southeast. The group is highly regarded in the region and brings several new products and services to our portfolio. We continue to focus on organic growth and strategic expansion opportunities that support the safe utilization of radiation in the healthcare setting.”

Third Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the third fiscal quarter of 2011 were $29.2 million, an 11 percent increase compared with the $26.3 million reported for the third fiscal quarter of 2010. Cost of sales for the third fiscal quarter of 2011 was $12.1 million, a 19 percent increase compared with the $10.2 million reported for the third fiscal quarter of 2010. The gross margin declined to 59 percent from 61 percent in the year ago period. Selling, general and administrative costs for the third fiscal quarter of 2011 were $9.2 million, a 14 percent increase compared with the $8.1 million reported for the third fiscal quarter of 2010.

Operating income for the third fiscal quarter of 2011 was $7.8 million, a 2 percent decline compared with operating income of $8.0 million for the third fiscal quarter of 2010. Other income for the third fiscal quarter increased $0.4 million to $0.5 million due primarily to Nagase Landauer, the Company’s joint venture in Japan, experiencing increased revenue in support of the Japanese nuclear disaster and a reduction in product costs as a result of manufacturing efficiencies in its state of the art manufacturing facility which began operating in April 2010.

The effective tax rate was 31.9 percent and 22.1 percent for the third fiscal quarter of 2011 and 2010, respectively. The increase in effective tax rate was due primarily to the recognition, in the third quarter of fiscal 2010, of a $0.5 million benefit of prior year deductions for domestic production activities. Net income for the third fiscal quarter ended June 30, 2011 was $5.5 million, a decline of 10 percent compared with $6.2 million for the third fiscal quarter of 2010. The resulting diluted earnings per share for the third fiscal quarter of 2011 were $0.59 compared with $0.66 for the third fiscal quarter of 2010. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $9.8 million, a 3 percent increase compared with $9.5 million a year ago. The increase was due primarily to revenue growth, lower product costs based on revenue mix and favorable equity in earnings of joint ventures for the third fiscal quarter of 2011. A reconciliation of net income to EBITDA is included in the attached financial exhibits.

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Radiation Monitoring Segment

Radiation Monitoring revenues for the third fiscal quarter of 2011 increased 7 percent, or $1.6 million, to $23.9 million. Domestic Radiation Monitoring revenues increased 3 percent, or $0.5 million, and international Radiation Monitoring revenue increased 18 percent, or $1.1 million, driven primarily by the strengthening of most foreign currencies against the dollar.

Radiation Monitoring gross margin for the third fiscal quarter of 2011 decreased to 66 percent from 68 percent in the year ago period, impacted by an increase in lower margin equipment sales and additional depreciation from the Company’s systems initiative. Selling, general and administrative costs for the third fiscal quarter of 2011 increased 13 percent, or $0.9 million, to $8.0 million. The increase is due primarily to $0.3 million of currency impact, $0.4 million increased spending to support international growth and $0.3 million increased depreciation and amortization. Operating income, inclusive of the impact of acquisition related transaction and reorganization costs, for the third fiscal quarter of 2011 decreased 2 percent, or $0.2 million, to $7.8 million compared with operating income of $8.0 million for fiscal 2010.

Medical Physics Segment

Medical Physics revenues for the third fiscal quarter of 2011 increased 34 percent, or $1.3 million, to $5.3 million on $0.7 million of organic growth and $0.6 million due to the impact of acquired companies. The gross margin decreased to 24 percent from 26 percent in the year ago period. Selling, general and administrative costs for the third fiscal quarter of 2011 increased 21 percent, or $0.2 million, to $1.2 million due to the impact of acquired companies. Operating income for the third fiscal quarter of 2011 was slightly positive, compared with a slight loss for the same period in fiscal 2010.

Fiscal Nine Months Financial Overview and Business Segment Results

Revenues for the first nine months of fiscal 2011 were $89.9 million, a 5 percent increase compared with the $85.3 million reported for the same period in fiscal 2010. Cost of sales for the first nine months of fiscal 2011 was $34.8 million, an 8 percent increase compared with the $32.2 million reported for the same period in fiscal 2010. Gross margins were 61 percent for the first nine months of fiscal 2011, compared with 62 percent for the same period in fiscal 2010. Selling, general and administrative costs for the first nine months of fiscal 2011 were $27.1 million, a 12 percent increase compared with the $24.3 million reported for the same period in fiscal 2010.

In conjunction with Landauer’s acquisition activity, the Company incurred $0.2 million and $1.7 million ($1.3 million, after-tax) of acquisition related transaction and reorganization costs for the first nine months of fiscal 2011 and 2010, respectively. Operating income for the nine months ended June 30, 2011 was $27.8 million, a 3 percent increase compared with operating income of $27.2 million for the same period in fiscal 2010. Other income for the first nine months of fiscal 2011 increased 52 percent to $1.7 million, primarily due to Nagase Landauer, the Company’s joint venture in Japan.

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The effective tax rate was 32.9 percent and 31.2 percent for the first three quarters of fiscal 2011 and 2010, respectively. Net income for the nine months ended June 30, 2011 was $19.4 million, an increase of 1 percent compared with $19.1 million for the nine months ended June 30, 2010. The resulting diluted earnings per share for the first three quarters of fiscal 2011 were $2.05 compared with $2.04 for the same period in fiscal 2010. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $33.1 million, a 5 percent increase compared with $31.6 million a year ago. The increase is due primarily to the $1.5 million reduction in acquisition related transaction and reorganization costs for the first nine months of fiscal 2011. A reconciliation of net income to EBITDA is included in the attached financial exhibits.

Radiation Monitoring Segment

Radiation Monitoring revenues for the first nine months of fiscal 2011 declined 1 percent, or $0.5 million, to $75.3 million. Of the decline, $1.5 million is due to the previously reported change in the supply relationship between Landauer and Nagase Landauer, the Company’s unconsolidated joint venture in Japan. Without the Nagase Landauer impact, domestic Radiation Monitoring revenue declined 3 percent, or $1.5 million, driven by lower non-recurring InLight equipment sales, primarily to the Canadian government agency responsible for occupational monitoring and radiation emergency preparedness for the citizens of Canada. International Radiation Monitoring revenue increased 13 percent, or $2.6 million, on $1.4 million of organic growth in most regions and $1.2 million from the strengthening of most foreign currencies against the dollar.

Radiation Monitoring gross margin for the nine months ended June 30, 2011 increased to 69 percent from 67 percent in the year ago period, primarily due to the decline in lower margin sales to Nagase Landauer. Selling, general and administrative costs for the first nine months of fiscal 2011 increased 8 percent, or $1.7 million, to $23.1 million. The increase is due primarily to $0.7 million of costs to replace the Company’s IT systems and related depreciation, $0.9 million of increased international spending to support international revenue growth and $0.4 million from the strengthening of most foreign currencies against the dollar, partially offset by a decline in compensation benefits. Operating income, inclusive of the impact of acquisition related transaction and reorganization costs, for the nine months ended June 30, 2011 increased 3 percent, or $0.6 million, to $28.4 million compared with operating income of $27.8 million for the same period in fiscal 2010.

Medical Physics Segment

Medical Physics revenues for the first nine months of fiscal 2011 increased 53 percent, or $5.1 million, to $14.6 million on $2.3 million of organic growth and $2.8 million due to the impact of acquired companies. The gross margin declined to 23 percent from 24 percent in the year ago period. Selling, general and administrative costs for the first nine months of fiscal 2011 increased 37 percent, or $1.1 million, to $4.0 million. The increase is due to the impact of acquired companies and costs to support organic growth. Operating loss was $0.6 million for each of the nine months ended June 30, 2011 and 2010, respectively.

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Solid Financial Position

Landauer ended the third fiscal quarter of 2011 with total assets of $160.9 million. Due to the current liability classification of $12.9 million in outstanding borrowings incurred to support the acquisitions completed during the first fiscal quarter of 2010, the Company had negative working capital of $7.4 million. The Company believes projected operating cash flow and available borrowing under its current credit arrangements provide adequate liquidity to meet its current and anticipated obligations. Cash provided by operating activities for the nine months ended June 30, 2011 was $28.2 million, an increase of $10.6 million from the first nine months of fiscal 2010, due primarily to the decline in prepaid taxes and changes in the other components of working capital.

Fiscal 2011 Outlook

Landauer’s annual guidance anticipated fiscal 2011 consolidated revenue for the year to be in the range of $120 to $126 million, including $4 to $8 million in sales to the U.S. military and first responder markets. Military and first responder market sales are dependent on military and other governmental appropriations and approvals, some of which have yet to be obtained. There can be no assurance that additional appropriations and approvals can be obtained in fiscal 2011 or that orders will result immediately following any such appropriation or approval. The business plan anticipated spending of $10 to $12 million to support the Company’s systems initiative, with $2 to $3 million being expensed in the current fiscal year. Based upon the above assumptions, the Company anticipated reported net income for fiscal 2011 in the range of $24 to $26 million.

The US Army released the award for the tactical dosimetry in July, 2011. The Company’s initial business plan for fiscal 2011 expected this award during the first fiscal quarter. Delays in the award have pushed certain planned shipments into the second half of fiscal 2012. Accordingly, the Company anticipates revenue and net income for fiscal 2011 to be at the low end of the guidance ranges.

Conference Call Details

Landauer has scheduled its third quarter conference call for investors over the Internet on Tuesday, August 9, 2011 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). To participate, callers should dial 877-941-1465 (within the United States and Canada), or 480-629-9866 (international callers) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers), passcode 4461637#, which will be available until September 9, 2011.  The replay of the call will remain available on Landauer’s website for 90 days.

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About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million individuals globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community.

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2011 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the cost of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, and other reports filed by the Company from time to time with the Securities and Exchange Commission.

Financial Tables Follow

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Third Fiscal Quarter 2011 Financial Highlights

(unaudited, amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net revenues	$ 29,158	$ 26,255	$ 89,923	$ 85,295

Costs and expenses:
Cost of sales	12,077	10,188	34,764	32,163
Selling, general and administrative	9,231	8,085	27,090	24,297
Acquisition and reorganization costs	18	23	230	1,683
Costs and expenses	21,326	18,296	62,084	58,143

Operating income	7,832	7,959	27,839	27,152

Other income, net	524	138	1,667	1,098

Income before taxes	8,356	8,097	29,506	28,250
Income taxes	2,667	1,791	9,698	8,806

Net income	5,689	6,306	19,808	19,444
Less: Net income attributed to noncontrolling interest	153	126	456	326

Net income attributed to Landauer, Inc.	$ 5,536	$ 6,180	$ 19,352	$ 19,118

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$ 0.59	$ 0.66	$ 2.06	$ 2.05
Weighted average basic shares outstanding	9,340	9,325	9,330	9,302

Diluted	$ 0.59	$ 0.66	$ 2.05	$ 2.04
Weighted average diluted shares outstanding	9,386	9,365	9,376	9,341

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Summary Consolidated Balance Sheets

(unaudited, amounts in thousands)

	June 30,	September 30,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$ 8,019	$ 7,659
Receivables, net of allowances	25,633	23,702
Other current assets	11,260	14,796
Total current assets	44,912	46,157

Net property, plant and equipment	45,961	39,815
Equity in joint ventures	9,814	8,446
Goodwill and other intangible assets, net of amortization	50,832	49,270
Dosimetry devices, net of depreciation	5,941	5,569
Other assets	3,482	1,439

TOTAL ASSETS	$ 160,942	$ 150,696

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$ 6,626	$ 7,180
Dividends payable	5,304	5,143
Deferred contract revenue	16,061	14,305
Short-term debt	12,884	12,504
Other current liabilities	11,469	10,420
Total current liabilities	52,344	49,552

Non-Current Liabilities:
Pension and postretirement obligations	10,464	10,089
Deferred income taxes	9,987	9,934
Other non-current liabilities	1,319	1,418
Total non-current liabilities	21,770	21,441

Stockholders’ Equity:
Landauer, Inc. stockholders’ equity	85,663	78,790
Noncontrolling interest	1,165	913
Total stockholders’ equity	86,828	79,703

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 160,942	$ 150,696

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Reconciliation of Net Income to

Earnings before Interest, Taxes, Depreciation and Amortization

(unaudited, amounts in thousands)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income attributed to Landauer, Inc.	$ 5,536	$ 6,180	$ 19,352	$ 19,118
Add back:
Interest and other income	(524)	(138)	(1,667)	(1,098)
Income taxes	2,667	1,791	9,698	8,806
Depreciation and amortization	2,146	1,672	5,750	4,735
Earnings before interest, taxes, depreciation and amortization	$ 9,825	$ 9,505	$ 33,133	$ 31,561

Use of Non-GAAP Financial Measures

In evaluating the Company’s financial performance and outlook, management uses EBITDA. EBITDA is a non-GAAP measure. Management believes that such measure supplements evaluations using operating income, net income, and diluted earnings per share and other GAAP measures, and is a useful indicator for investors. This indicator can help readers gain a meaningful understanding of our core operating results and future prospects without the effect of non-cash items and the Company’s ability to generate cash flows from operations that are available for taxes, capital expenditures, and debt repayment. Investors should recognize that these non-GAAP measures might not be comparable to similarly titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States.

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